UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):      November 29, 2012

SBT Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

000-51832	20-4343972
(Commission File Number)	(IRS Employer Identification No.)

760 Hopmeadow Street, P.O. Box 248, Simsbury, CT	06070
(Address of Principal Executive Offices)	(Zip Code)

(860) 408-5493
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2012, SBT Bancorp, Inc.’s primary subsidiary, The Simsbury Bank & Trust Company (the “Bank”), entered into a Supplemental Executive Retirement Agreement (the “SERP Agreement”) with Michael T. Sheahan, Senior Vice President and Chief Mortgage and Consumer Lending Officer of the Bank.

The SERP agreement is an unfunded, non-qualified supplemental retirement program for Mr. Sheahan and provides for supplemental retirement benefits payable in installments over 15 years upon his attainment of normal retirement age of 65.  The supplemental retirement benefits are to be earned over the remaining working career of Mr. Sheahan subject to certain conditions.  Under the SERP Agreement, the projected retirement benefit for Mr. Sheahan, assuming he remains employed by the Bank until normal retirement age of 65, is $20,000 per year, with such payments beginning in the year he turns 65 years old.  The benefits are capped at the above amounts and are subject to being substantially less should Mr. Sheahan not remain employed by the Bank until the normal retirement age of 65.  The SERP Agreement also contains restrictive covenants that may result in Mr. Sheahan forfeiting all accrued benefits should he be terminated for cause, be removed by regulatory order, or accept employment with a competing financial institution after his termination of employment with the Bank during the term of the SERP Agreement and within 12 months following his termination of employment with the Bank.

The foregoing description of the SERP Agreement is not complete and is qualified in its entirety by reference to the full text of the SERP Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Supplemental Executive Retirement Agreement, dated as of November 29, 2012, by and between The Simsbury Bank & Trust Company and Michael T. Sheahan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBT BANCORP, INC.

By: /s/ Martin J. Geitz
Title: President and Chief Executive Officer

Date: November 30, 2012

Exhibit Index

Exhibit No.	Description

10.1	Supplemental Executive Retirement Agreement, dated as of November 29, 2012, by and between The Simsbury Bank & Trust Company and Michael T. Sheahan